For the semi-annual period ended (a) September 30, 1999
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on July 1, 1999 and adjourned to July 29, 1999. At such meeting the stockholders elected the entire slate of Class I Directors, approved a change in investment restriction and ratified the selection of independent accountants.


a)	Approval of Directors

				Affirmative	 Shares
				votes cast 	Withheld

		 Olarn Chaipravat	10,424,357		821,065
		 Michael J. Downey	10,602,738		652,684
 John A. Morrell	10,483,703		771,719

b) Approval of Change in Investment Restriction

	Affirmative     Negative     Abstain      Del
	 Votes Cast    Votes Cast     Votes      N-Vote
	 7,154,789     1,796,354     201,194    2,103,084

c)	Approval of Independent Accountants

			 Affirmative    Negative     Shares
 			  Votes Cast  	Votes Cast  Abstained
	  11,022,820     88,020	  144,581